Exhibit 99(a)

News Release

Contact:	Media: Investors:	Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com Jason Lang (509) 495-2930 jason.lang@avistacorp.com

FOR IMMEDIATE RELEASE
Oct. 21, 2004
7:05 a.m. EDT

Avista Corp. Reports Q3 2004 Earnings

Company revises 2004 earnings outlook and initiates 2005 earnings guidance

Spokane, Wash.: Avista Corp. (NYSE: AVA) today reported a consolidated net loss of $9.8 million, or a loss of $0.20 per diluted share for the third-quarter 2004. Year-to-date consolidated net income available for common stock is $12.6 million or $0.26 per diluted share.

     “Results for the third quarter 2004 were dominated by disallowances of past costs ordered by the Idaho Public Utilities Commission in our general rate case. It is our intent to seek reconsideration of some portions of the commission’s order,” said Avista Board Chairman, President and Chief Executive Officer Gary G. Ely. “The Energy Marketing segment’s third quarter results were below plan, yet, excluding the Idaho disallowances, the quarter’s earnings for both Avista Utilities and Avista Advantage were solid and slightly above our plan. Our guidance for 2005 earnings reflects the company’s improving performance, as is described in this release.”

     Results for third quarter 2004, and year-to-date 2004, compared to 2003:

($ thousands except per-share data)	Q3 2004	Q3 2003	YTD 2004		YTD 2003
Consolidated Revenues	$241,552	$238,750	$811,172		$814,377
Income from Operations	$4,545	$28,119	$84,339		$127,218
Net Income (Loss) Available for Common Stock	$(9,782)	$4,320	$12,574		$28,296
Business Segments: (Contribution to earnings (loss) per diluted share)
Avista Utilities	$(0.15)	$0.02	$0.26		$0.39
Energy Marketing & Resource Management	$(0.03)	$0.10	$0.08		$0.44
Avista Advantage	$0.01	$(0.01)	–		$(0.03)
Other	$(0.03)	$(0.02)	$(0.07)		$(0.09)
SUBTOTAL (continuing operations)	$(0.20)	$0.09	$0.27		$0.71
Avista Labs (discontinued operations)	—	—	—		$(0.10)
SUBTOTAL (before cumulative effect of accounting change)	$(0.20)	$0.09	$0.27		$0.61
Cumulative effect of accounting change	—	—	$(0.01)	*	$(0.03) **
TOTAL – (Earnings (loss) per diluted share)	$(0.20)	$0.09	$0.26		$0.58

*	Represents a charge of $0.5 million for the implementation of Financial Accounting Standards Board Interpretation No. 46R.

**	Represents a charge of $1.2 million for the implementation of SFAS No. 133 at Avista Energy.

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Page 2 Avista Reports Q3 2004 Earnings

Regulatory Issues

     The Idaho Public Utilities Commission (IPUC) issued the final order in Avista’s general electric and natural gas rate case on Oct. 8, 2004. When filed in February 2004, Avista requested annual electric and natural gas rate increases designed to result in additional revenues of $40 million. In testimony filed in July 2004, the company revised downward the electric and natural gas revenue requirement to $35.2 million. The final IPUC order authorizes a combined electric and natural gas increase of $28 million. This includes an increase in base electric rates of 16.9 percent, which is designed to increase annual revenues by $24.7 million. This will be largely offset by a reduction in the power cost adjustment surcharge and will result in a net electric rate increase to customers of 1.9 percent. The commission also authorized an increase of approximately 6.4 percent in natural gas rates, which is designed to increase annual revenues by $3.3 million.

     However, the IPUC order requires Avista to take write-offs totaling $14.7 million. The write-offs are related to the disallowance of deferred costs, including associated interest, for natural gas contracts entered into by Avista to provide fuel for its thermal generating facilities and the disallowance of certain capitalized utility plant costs from rate base. The company believes the natural gas and generation-construction costs disallowed by the commission were prudently incurred. Avista intends to file a petition for reconsideration of certain portions of the final order issued by the IPUC.

     “We understand the challenge the commission faced in balancing the financial needs of our company with the impact of price increases on our customers,” said Scott Morris, president of Avista Utilities. “We are disappointed in some portions of the commission’s ruling, but the net increase in annual electric and natural gas revenue is a positive step toward Avista’s goals of improving cash flow and regaining its investment grade corporate credit rating.”

     In Washington, Avista has reached a settlement with three of the five parties that would provide early resolution to its natural gas general rate case, which the company filed in August 2004. The settlement, which must still be approved by the Washington Utilities and Transportation Commission (WUTC), would increase rates by 3.9 percent and is designed to increase annual revenues by $5.4 million. Avista originally requested an overall rate increase of 6.2 percent, or $8.6 million. Implementation of the rate adjustment on Nov. 1, 2004, would correspond with the proposed effective date of the company’s pending purchased gas cost adjustment (PGA).

Avista Utilities

     Avista Utilities had a net loss of $0.15 per diluted share in the third quarter 2004, compared to its contribution of $0.02 per diluted share in the same period last year. The loss was due to IPUC-related write-offs referred to above which, net of taxes, reduced Avista Utilities’ contribution by $0.20 per diluted share.

     On a 2004 year-to-date basis, Avista Utilities’ contribution per diluted share was $0.26 as compared to

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Page 3 Avista Reports Q3 2004 Earnings

$0.39 for the same period in 2003, with the decrease being attributable to the IPUC-related write-offs. Excluding these write-offs, Avista Utilities’ results improved compared to the prior year.

     Avista is pleased to note that the Coyote Springs 2 facility has been fully operational since Sept. 7, with the repaired transformer and the entire plant performing to expectations. A back-up transformer has been built and shipped by the manufacturer, and it is expected to be delivered to the site in November 2004.

     Avista has entered into an agreement to purchase Mirant’s 50 percent ownership interest in the Coyote Springs 2 gas-fired generating facility. Because Mirant and certain of its affiliates are currently in bankruptcy, the agreement will be subject to a competitive auction. In addition, a number of approvals are required to complete the transaction, including those of the U.S. Bankruptcy Court and the Federal Energy Regulatory Commission (FERC). The agreement also must meet a number of other federal and state regulatory requirements. The transaction could be completed by the end of 2004 or in early 2005. The proposed purchase price is $62.5 million. If the transaction is completed as proposed, Avista would own the entire facility and an additional 140 megawatts of generating capacity to serve its customers’ future energy needs. Avista plans to request inclusion of the additional interest in the Coyote Springs 2 facility in rate base.

     The proposal for the sale of Avista’s South Lake Tahoe, Calif., natural gas distribution properties to Southwest Gas has been filed with the California Public Utilities Commission. The South Lake Tahoe properties, which were acquired by Avista as part of its acquisition of certain assets of CP National Corporation, are isolated from the rest of Avista’s service territory, and it is the only area served by Avista in California. Sale of the properties would eliminate service by Avista in the California jurisdiction. The sale is expected to be completed early in 2005.

     Hydroelectric generation and streamflow conditions for calendar year 2004 continue to be below normal, but they improved slightly with the rainfall the region experienced in September. Hydroelectric generation for 2004 is now projected to be 508 average megawatts or nearly 92 percent of normal, as compared to 483 average megawatts or approximately 88 percent of normal forecasted last quarter.

Energy Marketing and Resource Management

     The Energy Marketing and Resource Management business segment completed the third quarter of 2004 with a net loss of $0.03 per diluted share, primarily due to an impairment charge amounting to $0.07 per diluted share, related to a generating asset owned by Avista Power. Avista Energy’s earnings contribution of $0.04 per diluted share in the third quarter of 2004 was positive for the 18th consecutive quarter, but below internal expectations. This was due primarily to sharp increases in natural gas prices during the latter part of the third quarter that were unfavorable for some short-term positions.

Avista Advantage

     Avista Advantage contributed $0.01 to earnings per diluted share in the third quarter 2004. This is the first positive earnings quarter for Advantage, marking a milestone for this growing business. In the past 30 days

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Page 4 Avista Reports Q3 2004 Earnings

Advantage has signed over 23,000 new accounts which are ready to go live over the next four to six weeks. Included in this number are completed contracts with three of the top 20 national retailers, representing the automotive, video rental and electronics sectors. The company’s positive trends in results are due to continued focus on operational cost efficiencies, new services for current and renewing clients, and new client growth.

Outlook and Earnings Guidance

     Avista’s corporate consolidated earnings guidance for 2004, given from time to time during the year, has been between $1.00 and $1.20 per diluted share, which was based on expectations for Avista Utilities contributing in the range of $0.75 to $0.90 per diluted share, excluding the impact of regulatory disallowances; the Energy Marketing and Resource Management segment contributing in the range of $0.25 to $0.35 per diluted share; Avista Advantage contributing $0.00 per diluted share; and the Other segment showing a loss amounting to less than the $0.10 per diluted share recorded in 2003. Based on current results and the outlook for the remainder of the year, the 2004 earnings guidance is revised as follows:

     Avista Utilities is expected to contribute to earnings at the upper end of previous expectations, before taking into account the impact of regulatory disallowances. Therefore, guidance for its 2004 earnings contribution is raised to between $0.85 and $0.95, before the impact of regulatory disallowances, and between $0.65 and $0.75 after such disallowances. The below-target performance in the Energy Marketing and Resource Management segment is causing the company to lower its expectations for the earnings contribution from that segment to between $0.10 and $0.15 per diluted share for this year, after taking into account the impact of the asset impairment at Avista Power. Expectations for Avista Advantage and the Other segment are unchanged. Accordingly, Avista’s revised 2004 consolidated corporate earnings guidance is $0.90 to $1.05 per diluted share, before the $0.20 per share impact of regulatory disallowances and between $0.70 and $0.85 per diluted share, after the impact of the Idaho disallowances of $0.20 per diluted share.

     For 2005, the company anticipates consolidated earnings to be in the range of $1.20 to $1.35 per diluted share, with the outlook for Avista Utilities to contribute in the range of $0.95 to $1.10 per diluted share. The 2005 outlook for the other business segments calls for the Energy Marketing and Resource Management segment to contribute in the range of $0.20 to $0.30 per diluted share, Avista Advantage to contribute $0.05 per diluted share, and for the Other segment to lose $0.05 per diluted share. This guidance is excluding the impact of regulatory disallowances, if any.

     Plans call for the continuation of current business strategies, focusing on improving cash flows and earnings, and controlling costs, while working to restore investment-grade credit ratings. The company expects the utility business to continue its modest, yet steady, combined growth of electric and natural gas customers of 2 to 3 percent per year.

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy

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Page 5 Avista Reports Q3 2004 Earnings

as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 325,000 electric and 300,000 natural gas customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

NOTE: Avista Corp. will host an investor conference call and webcast on Oct. 21, 2004, at 10:30 a.m. EDT. To listen, call (888) 482-0024 approximately five minutes in advance to ensure you are connected. The passcode is 12508636. A replay of the conference call will be available from 12 p.m. EDT on Oct. 21 through 11:59 p.m. EDT Oct. 28. Call (888) 286-8010, passcode 21268797 to listen to the replay.

     A webcast of this investor conference call will occur simultaneously. To register for the webcast, please go to the Avista Corp. website at www.avistacorp.com. A webcast replay will be archived for one year at www.avistacorp.com.

The attached income statement, balance sheet, and financial and operating highlights are an integral part of this earnings release.

     This news release contains forward-looking statements, including statements regarding Avista Corp.’s current expectations for future financial performance, the company’s current plans or objectives for future operations, future stream flow projections and other factors which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control, and many of which could have a significant impact on the company’s operations, results of operations and financial condition, and could cause actual results to differ materially from those anticipated in such statements.

     The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: changes in the utility regulatory environment; the impact of regulatory and legislative decisions; the potential effects of any legislation or administrative rule-making passed into law; the impact from the potential formation of a Regional Transmission Organization and/or an Independent Transmission Company; the impact from the implementation of the FERC’s proposed wholesale power market rules; the ability to relicense the Spokane River Project at a cost-effective level; volatility and illiquidity in wholesale energy markets; wholesale and retail competition; future streamflow conditions that affect the availability of hydroelectric resources; outages at any company-owned generating facilities; unanticipated delays or changes in construction costs; changes in weather conditions; changes in industrial, commercial and residential growth and demographic patterns; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company’s ability to obtain financing; changes in future economic conditions in the company’s service territory and the United States in general;the impact of any potential change in the company’s credit ratings; the potential for future terrorist attacks; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies; the outcome of legal and regulatory proceedings concerning the

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Page 6 Avista Reports Q3 2004 Earnings

company or affecting its operations; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives; changes in actuarial assumptions and the return on assets with respect to the company’s pension plan; increasing health care costs and the resulting effect on health insurance premiums; and increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

     For a further discussion of these factors and other important factors, please refer to Avista Corp.’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 and the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those anticipated in any forward-looking statement.

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AVISTA CORPORATION
CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

			Nine Months Ended
	Third Quarter		September 30,
	2004	2003	2004	2003
OPERATING REVENUES	$241,552	$238,750	$811,172	$814,377

OPERATING EXPENSES:
Resource costs	133,312	122,591	424,677	410,816
Operations and maintenance	42,588	31,722	117,003	98,504
Administrative and general	26,479	22,780	76,745	73,327
Depreciation and amortization	20,458	20,114	58,770	57,960
Taxes other than income taxes	14,170	13,424	49,638	46,552

Total operating expenses	237,007	210,631	726,833	687,159

INCOME FROM OPERATIONS	4,545	28,119	84,339	127,218

OTHER INCOME (EXPENSE):
Interest expense (Note 3)	(21,481)	(22,934)	(65,584)	(69,605)
Interest expense to affiliated trusts (Note 3)	(1,314)	—	(4,399)	—
Capitalized interest	417	318	1,393	677

Net interest expense	(22,378)	(22,616)	(68,590)	(68,928)
Other income — net	2,356	2,173	6,728	4,387

Total other income (expense) — net	(20,022)	(20,443)	(61,862)	(64,541)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(15,477)	7,676	22,477	62,677
INCOME TAXES	(5,695)	3,290	9,443	27,136

INCOME (LOSS) FROM CONTINUING OPERATIONS	(9,782)	4,386	13,034	35,541
LOSS FROM DISCONTINUED OPERATIONS (Note 1)	—	(66)	—	(4,930)

NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(9,782)	4,320	13,034	30,611
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax) (Note 2)	—	—	(460)	(1,190)

NET INCOME (LOSS)	(9,782)	4,320	12,574	29,421
DEDUCT — Preferred stock dividend requirements (Note 3)	—	—	—	1,125

INCOME (LOSS) AVAILABLE FOR COMMON STOCK	$(9,782)	$4,320	$12,574	$28,296

Weighted-average common shares outstanding (thousands), Basic	48,416	48,281	48,384	48,202
Weighted-average common shares outstanding (thousands), Diluted	48,935	48,691	48,899	48,514

EARNINGS (LOSS) PER COMMON SHARE, BASIC:
Earnings (loss) per common share from continuing operations	$(0.20)	$0.09	$0.27	$0.72
Loss per common share from discontinued operations (Note 1)	—	—	—	(0.10)

Earnings (loss) per common share before cumulative effect of accounting change	(0.20)	0.09	0.27	0.62
Loss per common share from cumulative effect of accounting change (Note 2)	—	—	(0.01)	(0.03)

Total earnings (loss) per common share, basic	$(0.20)	$0.09	$0.26	$0.59

EARNINGS (LOSS) PER COMMON SHARE, DILUTED:
Earnings (loss) per common share from continuing operations	$(0.20)	$0.09	$0.27	$0.71
Loss per common share from discontinued operations (Note 1)	—	—	—	(0.10)

Earnings (loss) per common share before cumulative effect of accounting change	(0.20)	0.09	0.27	0.61
Loss per common share from cumulative effect of accounting change (Note 2)	—	—	(0.01)	(0.03)

Total earnings (loss) per common share, diluted	$(0.20)	$0.09	$0.26	$0.58

Dividends paid per common share	$0.130	$0.125	$0.385	$0.365

Note 1.	In 2003, private equity investors made investments in a new entity, ReliOn, Inc. (formerly AVLB, Inc.), which acquired the assets previously held by Avista Corp.’s fuel cell manufacturing and development subsidiary, Avista Labs.

Note 2.	Amount for the nine months ended September 30, 2004 represents the implementation of Financial Accounting Standards Board Interpretation (FIN) No. 46R, “Consolidation of Variable Interest Entities,” which resulted in the consolidation of several entities. Amount for the nine months ended September 30, 2003 represents Avista Energy’s transition from Emerging Issues Task Force Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” to Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

Note 3.	Effective July 1, 2003 preferred stock dividends are classified as interest expense with the Company’s adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The restatement of prior periods was not permitted. Effective December 31, 2003 pursuant to FIN No. 46R, the Company has deconsolidated the affiliated trusts that have issued preferred trust securities.

     Issued October 21, 2004

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	September 30,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$106,546	$128,126
Restricted cash	25,848	16,472
Securities held for trading	—	18,903
Accounts and notes receivable	227,969	318,848
Current energy commodity assets	303,597	253,676
Other current assets	123,169	113,355
Total net utility property	1,944,428	1,914,001
Investment in exchange power-net	36,546	38,383
Non-utility properties and investments-net	80,326	89,133
Non-current energy commodity assets	250,095	242,359
Investment in affiliated trusts	13,403	13,403
Other property and investments-net	14,184	17,958
Regulatory assets for deferred income taxes	123,862	131,763
Other regulatory assets	39,976	44,381
Utility energy commodity derivative assets	76,213	39,500
Power and natural gas deferrals	158,885	171,342
Other deferred charges	79,290	79,256

Total Assets	$3,604,337	$3,630,859

Liabilities and Stockholders’ Equity
Accounts payable	$231,812	$298,285
Current energy commodity liabilities	284,638	229,642
Current portion of long-term debt	10,821	29,711
Short-term borrowings	170,513	80,525
Other current liabilities	107,482	200,190
Long-term debt	886,724	925,012
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	28,000	29,750
Non-current energy commodity liabilities	202,549	192,731
Regulatory liability for utility plant retirement costs	173,159	167,061
Utility energy commodity derivative liabilities	33,354	36,057
Deferred income taxes	491,634	492,799
Other non-current liabilities and other deferred credits	124,795	84,441

Total Liabilities	2,858,884	2,879,607

Common stock — net (48,439,664 and 48,344,009 outstanding shares)	616,830	613,414
Retained earnings and accumulated other comprehensive loss	128,623	137,838

Total Stockholders’ Equity	745,453	751,252

Total Liabilities and Stockholders’ Equity	$3,604,337	$3,630,859

     Issued October 21, 2004

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS
(Dollars in Thousands)

			Nine Months Ended
	Third Quarter		September 30,
	2004	2003	2004	2003
Avista Utilities
Retail electric revenues	$124,556	$120,363	$374,170	$355,410
Retail kWh sales (in millions)	2,080	2,025	6,176	5,799
Retail electric customers at end of period	327,410	321,908	327,410	321,908
Wholesale electric revenues	$15,012	$18,673	$40,514	$60,139
Wholesale kWh sales (in millions)	326	330	1,079	1,740
Sales of fuel	$19,569	$20,198	$58,926	$55,685
Other electric revenues	$5,759	$4,776	$14,801	$12,892
Total natural gas revenues	$33,696	$26,978	$200,332	$173,224
Total therms delivered (in thousands)	66,959	58,512	331,330	323,698
Retail natural gas customers at end of period	300,020	291,869	300,020	291,869
Income from operations (pre-tax)	$8,446	$22,503	$83,800	$100,402
Income (loss) from continuing operations	$(7,332)	$907	$12,576	$19,944

Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$7,617	$12,774	$24,728	$51,271
Income (loss) from operations (pre-tax)	$(2,874)	$6,898	$3,624	$31,319
Income (loss) from continuing operations	$(1,241)	$4,844	$3,793	$21,089
Electric sales (millions of kWhs)	9,019	10,647	24,754	31,654
Natural gas sales (thousands of dekatherms)	40,561	56,774	155,240	165,411

Avista Advantage
Revenues	$6,021	$5,002	$16,808	$14,736
Income (loss) from operations (pre-tax)	$823	$(202)	$650	$(1,303)
Income (loss) from continuing operations	$391	$(265)	$24	$(1,230)

Other
Revenues	$4,066	$2,959	$12,645	$10,674
Loss from operations (pre-tax)	$(1,850)	$(1,080)	$(3,735)	$(3,200)
Loss from continuing operations	$(1,600)	$(1,100)	$(3,359)	$(4,262)

     Issued October 21, 2004